CERTIFICATE OF INCORPORATION

OF

US SOLARTECH, INC.

ARTICLE I

GENERAL

Section 1.1. Name.  The name of the corporation is US SolarTech, Inc. (the “Corporation”).

Section 1.2. Registered Agent.  The registered office of the Corporation in the State of Delaware is located at 1220 North Market Street, Suite 806 in the City of Wilmington, New Castle County, Delaware 19801.  The name of its Registered Agent at the above address is Registered Agents Legal Services, LLC.

Section 1.3. Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

Section 1.4. Existence and Effectiveness. This Certificate of Incorporation shall be effective as of January 1, 2009.  The Corporation shall have perpetual existence.

ARTICLE II

CAPITALIZATION

Section 2.1. Authorized Capital Stock.  The Corporation is hereby authorized to issue a total of 110,000,000 shares of capital stock consisting of (i) 100,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”); (ii) and 10,000,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock”).  Of the Preferred Stock, 666,666 shares are hereby designated as Series A Preferred Stock having the rights and privileges set forth herein (the “Series A Preferred Stock”).

Section 2.2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, subject to the rights of the holders of any then outstanding shares of Preferred Stock and limitations prescribed by law, to provide for the issuance of the shares of unissued and undesignated Preferred Stock, in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof.  Without limiting the generality of the grant of authority contained in the preceding sentence, but subject to the rights of the holders of then outstanding Preferred Stock, the Board is authorized to determine any or all of the following, and the shares of each class or series may vary from the shares of any other class or series in any or all of the following aspects:

(i)
The number of shares of such class or series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board providing for the issuance of such class or series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

(ii)
The dividend rights, if any, of such class or series, the dividend preferences, if any, as between such class or series and any other class or series of stock, whether and the extent to which shares of such class or series shall be entitled to participate in dividends with shares of any other class or series of stock, whether and the extent to which dividends on such class or series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

(iii)	The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such class or series may be redeemed, if redeemable;

(iv)
The rights of such class or series, and the preferences, if any, as between such class or series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and whether and the extent to which shares of any such class or series shall be entitled to participate in such event with any other class or series of stock;

(v)	The voting powers, if any, in addition to the voting powers prescribed by law, of shares of such class or series, and the terms of exercise of such voting powers;

(vi)
Whether shares of such class or series shall be convertible into or exchangeable for shares of any other class or series of stock, or any other securities, and the terms and conditions, if any, applicable to such rights;

(vii)	The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such class or series;

(viii)
Whether shares of such class or series may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional shares (of such class or series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(ix)
Such other relative participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be determined by the Board and stated in the certificate or said resolution or resolutions providing for the issuance of such class or series of Preferred Stock.

Any of the powers, preferences, rights and qualifications, limitations, restrictions or designations of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of the certificate or the resolution or resolutions adopted by the Board providing for the designation or issuance of such Preferred Stock pursuant to the authority vested in the Board; provided, that the manner in which such facts shall operate upon the powers, preferences, rights and qualifications, limitations, restrictions or designations of such class or series of Preferred Stock is clearly and expressly set forth in the certificate or the resolution or resolutions providing for the issuance of such Preferred Stock.  The term “facts” as used in the preceding sentence shall have the meaning given to it in Section 151(a) of the DGCL.

ARTICLE III

VOTING RIGHTS

Section 3.1. Common Stock.  Subject to the voting rights, if any, of the holders of any then outstanding shares of Preferred Stock, the holders of Common Stock shall be entitled to one vote per share.

Section 3.2. Preferred Stock.  The holders of the Series A Preferred Stock  shall be entitled to that number of votes equal to one vote per share of Common Stock that would be issuable upon conversion of such holder’s shares of Series A Preferred Stock on the record date of the vote.

Section 3.3. Election of Directors. Unless, and except to the extent that, the bylaws of the Corporation (the “Bylaws”) so require, the election of directors of the Corporation need not be by written ballot.  Notwithstanding any provision herein, for as long as the holder of shares of Series A Preferred Stock owns at least 5% in the aggregate of the Corporation’s capital stock it holds as of the adoption of this certificate (viewing the Series A Preferred Stock as-converted) on a fully diluted basis, such holder shall be entitled to exclusively elect one director to the Company’s Board of Directors and shall have the right to exclusively replace such director upon his or her resignation or incapacity, in each case subject to the approval of the majority of the Board of Directors, which approval shall not unreasonably be withheld, provided that such right shall forever expire at such time when such holder no longer holds such shares.

Section 3.4. Transfer Restrictions.  No holder of shares of Series A Preferred Stock shall transfer shares of Series A Preferred Stock without the express written consent of the Corporation, other than with respect to transfers to Affiliates of such holder.  “Affiliates” of a person or entity means persons or entities controlled by such person or entity, which control such person or entity, or under common control with such person or entity.  Attempted transfers in contravention of this provision shall be null and void.

ARTICLE IV

RIGHTS OF SERIES A PREFERRED STOCK

Section 4.1. Conversion.

(a) Automatic Conversion. In the event that (i) the equity of the Corporation is Publicly Traded, and (ii) the Corporation’s market capital, based on a previous 30 day weighted average price, is greater than $30 million, each share of Series A Preferred Stock shall automatically convert into shares of Common Stock.  “Publicly Traded” means that the securities of the Company have been registered under the Securities Exchange Act of 1934 and are validly trading on the Pink Sheets, Over the Counter Bulletin Board, Nasdaq Capital Market, Nasdaq National Market, New York Stock Exchange, American Stock Exchange, or another recognized US national market.

(b) Optional Conversion. In the event that (i) the Corporation is Publicly Traded, and (ii) the Corporation’s market capital based on a previous 30 day weighted average closing price is at least $20 million, the holder of the Series A Preferred Stock shall have the right to convert such shares into Common Stock on the first business day of each calendar quarter, provided, that the aggregate Series A Liquidation Price of the shares of Series A Preferred Stock being converted shall equal at least $500,000, and shall be in additional increments equal to at least $200,000. Such conversion shall be effected by notice in writing given to the Corporation signed by the relevant holder(s) of the Series A Preferred Stock.  The conversion shall take effect immediately upon the date of delivery of such notice to the Corporation (unless such notice states that conversion is to be effective when any conditions specified in the notice have been fulfilled, in which case conversion shall take effect when such conditions have been fulfilled).  Conversion of the Series A Preferred Stock may be effected in any manner the Board may decide and which applicable law shall allow.

(c) Conversion Rate.  Except as otherwise expressly provided herein, when convertible hereunder, each share of Series A Preferred Stock shall convert into one share of Common Stock (the “Conversion Rate”).  In case the Corporation shall at any time (i) declare or pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue any shares of its capital stock or other assets in a reclassification or reorganization of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing entity), the Conversion Rate shall be adjusted to the number of shares and amount of any other securities, cash or other property of the Corporation which the holders of the Series A Preferred Stock would have owned, or have been entitled to receive after the happening of any of the events described above, had their shares of Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto.  An adjustment made pursuant to this Section 4.1 shall become effective retroactive to the record date, if any, for such event.  Any Common Stock issuable as a result of such adjustment shall not be issued prior to the effective date of such event.

(d) Issuance of Certificates.  Upon conversion, the holders of the resulting shares of Common Stock shall send to the Corporation the certificates in respect of their holding of such Series A Preferred Stock and the Corporation shall issue to such holders a certificate for the shares of Common Stock issued upon such conversion.

(e) Ranking of Shares Issuable.  The shares of Common Stock issuable upon such conversion shall rank from the date of conversion pari passu in all respects with the other shares of Common Stock.

(f) Fractional Shares.  Where the total number of shares of Common Stock to be received by a holder of shares of Series A Preferred Stock as a result of conversion would not be a whole number, it will be rounded down to the nearest whole number.

(g) Authorization of Shares.  The directors of the Corporation shall use their respective rights and powers to ensure, so far as they are able, that the Corporation has sufficient authorized but unissued shares of Common Stock to meet any obligations which may arise under this Article IV.

Section 4.2. Redemption by the Corporation.

(a) Optional Redemption. The Corporation shall have the right, but not the obligation, to redeem all or part of the Series A Preferred Stock at any time on or after the date which is six months following that date on which such securities are issued (the “Issue Date”) through the second anniversary of the Issue Date by paying to the holders of the Series A Preferred Stock an amount equal to (i) the aggregate Series A Liquidation Price (as defined herein) of the Series A Preferred Stock being redeemed, plus (ii) a premium equal to the product of (x) the number of completed months elapsed between the Issue Date and the date of redemption, and (y) the product of the aggregate Series A Liquidation Price of the Series A Preferred Stock being redeemed and 2.5%. In the event the Corporation so redeems, the Corporation shall provide the Holders of the Series A Preferred Stock with a notice delivered at least 30 calendar days prior to the proposed redemption date (the “Redemption Notice”).  Notwithstanding any provision herein, upon receipt of the Redemption Notice, Holders of the Series A Preferred Stock may, within 15 calendar days of receipt of a Redemption Notice (which shall include receipt by a representative), elect to convert their Shares of Series A Preferred Stock into Common Stock.

(b) Mandatory Redemption.  Notwithstanding any provision herein, in the event that any shares of Series A Preferred Stock remain outstanding on the second anniversary of the Issue Date, the Corporation shall redeem all such shares according to the formula set forth in Section 4.2(a) hereof.

Section 4.3. Dividends.   The Series A Preferred Stock shall accrue dividends at a rate per share of 5% of the Series A Liquidation Price applicable thereto annually, provided that notwithstanding any provision herein, such dividends shall only become payable upon the liquidation, automatic conversion, optional conversion, or optional redemption of the Series A Preferred Stock.  Notwithstanding any provision herein, the Corporation shall, at its sole discretion, elect whether to pay such dividends when payable in cash or in shares of the Corporation’s Common Stock with each share valued, for purposes of such payment, at the Series A Liquidation Price.

Section 4.4. Liquidation Preference.

(a) On a distribution of assets upon the occurrence of a Liquidation, the assets of the Corporation remaining after the payment of the Corporation’s liabilities shall be applied in the following order of priority (to be applied pro rata among holders of securities having the same ranking in the event that the proceeds of the Liquidation shall not suffice to make the payments hereunder):

(i) First, in paying to the holders of the Series A Preferred Stock an amount equal to the Series A Liquidation Price for each share so held, together with a sum equal to any arrears or accruals of the dividends, if any, on the Series A Preferred Stock so held payable through the date on which such payment is made.

(ii) Second, the balance of such assets shall be distributed amongst the holders of Common Stock.

(b)  “Liquidation” means any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(c) The “Series A Liquidation Price” shall equal $1.50 per share, provided that in case the Corporation shall at any time (i) declare or pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue any shares of its capital stock or other assets in a reclassification or reorganization of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing entity), the Series A Liquidation Price shall be proportionally adjusted.

ARTICLE V

MISCELLANEOUS

Section 5.1. Lost Certificates.  Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Common Stock or Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class or series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends, if any, shall accrue on the shares of Common Stock or Preferred Stock represented by such new certificate from the date up to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 5.2. Bylaws.  The Board may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board.

Section 5.3. Indemnification.  To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of officers directors, no director or officer of the Corporation will be liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director or officer other than as a result of gross negligence or willful misconduct.  The Corporation may specify additional terms of such indemnification obligations in the Bylaws or through contractual arrangements with indemnified parties. Any repeal or amendment of this Section will not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of that director occurring prior to the time of such repeal or amendment.

Section 5.4. Transactions with Interested Stockholders.  The Corporation elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on December 16, 2008.

_____________________________
Mohd Aslami
199 Main Street
White Plains, New York 10601
Incorporator